Exhibit 99.1

CONTACT: David Foy (203) 458-5850

WHITE MOUNTAINS REPORTS ADJUSTED BOOK VALUE PER SHARE OF $444

HAMILTON, Bermuda (August 1, 2008) – White Mountains Insurance Group, Ltd. ended the second quarter with an adjusted book value per share of $444, which was essentially flat for the quarter and an increase of 6% for the past twelve months, including dividends.

Ray Barrette, Chairman and CEO, said “It was a mixed quarter.  As previously reported, we did a thorough review of reserves at White Mountains Re, which resulted in $51 million of net adverse development and a 114% combined ratio in our reinsurance business.  However, OneBeacon had a good quarter growing book value per share by 2.2%, and Esurance showed an 8-point improvement in its combined ratio.  Investment results were slightly positive overall in another difficult quarter in financial markets as our equities were up 3% while the S&P 500 fell 3%.”

White Mountains has changed its principal financial reporting measure from “fully diluted tangible book value per share” to “adjusted book value per share”.  The difference between the two measures is that adjusted book value per share includes unamortized intangible assets, while fully diluted tangible book value per share does not.  The Company determined that adjusted book value per share is a better financial reporting measure than fully diluted tangible book value per share principally because it includes the value of future commissions on acquired business in force from Answer Financial, which was first recorded as an intangible asset during the second quarter of 2008 and totaled $49 million as of June 30, 2008.  Trends in adjusted book value per share have not historically diverged noticeably from trends in fully diluted tangible book value per share.  Adjusted book value per share is a non-GAAP financial measure and has been presented retroactively for all periods herein.

Adjusted comprehensive net loss for the second quarter of 2008 was $17 million, compared to $90 million of adjusted comprehensive net income in the second quarter of last year.  Adjusted comprehensive net loss for the first six months of 2008 was $17 million, compared to $193 million of adjusted comprehensive net income in the first six months of last year.

Net loss for the second quarter was $9 million, compared to net income of $103 million.  Net loss for the first six months of 2008 was $66 million, compared to net income of $195 million.

OneBeacon

OneBeacon’s adjusted book value per share increased by 2.2% in the quarter and 8.3% in the past twelve months, including dividends.  The GAAP combined ratio for the second quarter of 2008 was 94% compared to 97%, while the GAAP combined ratio for both six-month periods was 97%.

Mike Miller, CEO of OneBeacon, said, “We had a good quarter driven by strong underwriting results and positive investment returns.  Our 94% combined ratio reflects good underwriting results from all parts of our business.  The highlight of the quarter from a top-line perspective was the very strong start in our Hagerty partnership, which contributed significantly to our 9% overall premium growth for the period.  We are pleased with most aspects of our results and will continue to focus on underwriting discipline and capital management.”

Net written premiums were $530 million for the quarter and $955 million for the first six months, an increase of 9% and 3% from the comparable periods of 2007.  Specialty Lines premiums, which includes collector car and boat business in the 2008 periods, increased by 45% and 31%, Commercial Lines premiums increased by 4% and 1% and Personal Lines premiums decreased by 6% and 11% for the second quarter and the first six months of 2008 versus the comparable periods of last year.

During the quarter, OneBeacon redeemed the $300 million Berkshire preferred stock and completed share repurchases of approximately $9 million.  In addition, OneBeacon’s settlement of all outstanding disputes with Liberty Mutual Insurance Group resulted in a $9 million pre-tax charge in the quarter.

White Mountains Re

White Mountains Re’s GAAP combined ratio for the second quarter of 2008 was 114% compared to 90%, while the GAAP combined ratio for the first six months of 2008 was 104% compared to 95%.  The increase in combined ratios was primarily due to net unfavorable loss reserve development of $51 million and $84 million for the second quarter and first six months of 2008 compared to $18 million and $26 million of favorable loss development recognized in the comparable prior periods.  The unfavorable loss reserve development was primarily the result of a comprehensive review of loss reserves completed in the second quarter of 2008.  The reserve review resulted in $140 million of unfavorable development recorded at White Mountains Re America (formerly known as Folksamerica), predominantly attributable to casualty reinsurance written in the 1996-2002 underwriting years, partially offset by $85 million of favorable development recorded at White Mountains Re Sirius, mainly attributable to property reinsurance.

Allan Waters, CEO of White Mountains Re, said, “We are disappointed with these results and our need to increase reserves again. But we dug deep into our casualty reserves and made our best attempt to put these issues behind us. Going forward, I have great confidence in Dwight Evans and the rest of the new management team at White Mountains Re America. Through six months catastrophe activity has been relatively light, and the expected loss ratios on the business we are currently writing remain attractive.  The top line is shrinking due to market conditions as we maintain our underwriting discipline. Our balance sheet and capital position are solid.”

Gross written premiums were down 23% for the quarter and 15% for the first six months, while net written premiums were down 23% for the quarter and 16% for the six months.  These decreases occurred in almost every line of business, especially in casualty.

Esurance

Esurance’s GAAP combined ratio for the second quarter of 2008 was 105% compared to 113%, while the GAAP combined ratio for the first six months of 2008 was 109% compared to 112%. Esurance’s loss ratio was 75% and 78% for the second quarter and first six months of 2008 compared to 78% and 77% for the comparable periods in 2007. Rate increases and lower claims frequency offset rising severity costs in 2008. In addition, the second quarter and first six months of 2008 did not include any adverse loss reserve development, while loss results for the second quarter and the first six months of 2007 included adverse development of 4 points and 2 points, respectively. The expense ratio decreased to 30% and 31% for the quarter and six months ending June 30, 2008, compared to 35% for both of the comparable prior year periods, driven by reduced acquisition costs.

Gary Tolman, CEO of Esurance, stated, “We are pleased by our improved underwriting results in the second quarter.  The rate increases we have taken are beginning to favorably impact loss results, while higher gas prices have reduced driving and, thus, claim frequency. Our growth rate has slowed as we have focused on improving loss results and have reduced marketing spend.  The investment in Answer Financial is expanding our platform to meet the needs of insurance shoppers and should improve our growth over time.”

Gross written premiums for Esurance were $199 million for the second quarter and $430 million for the first six months, an increase of 6% and 9% from the comparable periods of 2007.  Direct premiums for the trailing twelve months were $835 million. Controlled premiums, including premiums paid by Answer Financial customers, have reached about $1.2 billion.  The Esurance segment has approximately 780,000 policies-in-force, including almost 280,000 policies at Answer Financial.

On July 30, 2008, White Mountains acquired the remaining equity and debt interests from the minority owner of Answer Financial for approximately $46 million.  As a result, the Company now owns 100% of Answer Financial.

Other Operations

White Mountains’ Other Operations segment’s pre-tax income for the second quarter of 2008 was $6 million, compared to $10 million. For the first six months of 2008, pre-tax loss was $24 million, compared to pre-tax income of $6 million. For both periods in 2008, the value of the Company’s investment in Symetra warrants decreased due to a decline in the valuation of stocks in the life insurance sector. For the second quarter of 2008, the value of Symetra warrants decreased by $7 million compared to an increase in value of $5 million in last year’s second quarter, while the value of Symetra warrants decreased by $11 million over the first six months of 2008 compared to an increase in value of $8 million in the first six months of last year.  The second quarter also included $12 million in gains from the Life Re business as a result of the mark-to-market valuation of Life Re’s assets and liabilities, while the first six months of 2008 included $9 million of losses from the Life Re business.

During the quarter, the Company completed share repurchases of approximately $8 million.

Investment Activities

The GAAP total return on invested assets for the second quarter and the first six months of 2008 was 0.4% and 0.9% compared to 1.6% and 3.5% in the comparable periods of 2007.  Net investment income was $112 million in the second quarter and $229 million in the first six months, versus $127 million and $245 million in comparable periods of last year.

Mark Dorcus, President of White Mountains Advisors, said, “It was another tough quarter for the markets as the economy moved closer to recession, inflation refused to fade, and financial institutions continued the string of spectacular write-downs of their asset values. Despite a significant decline in the bond market and further erosion in the equity markets, we were able to post a modest positive result for the overall portfolio. As a result of our conservative positions and focus on security selection, our bonds slid only 0.2%, while our equities gained just over 3%. The Lehman Aggregate Index was down 1.0% and the S&P 500 dropped 2.7%.”

Effective January 1, 2008, the Company adopted FAS 159 and elected to record the changes in unrealized gains and losses from nearly all of its investment portfolio in net income. In prior periods, these changes have been included in other comprehensive income rather than in net income. Accordingly, net income (loss) and pre-tax income (loss) for 2008 periods are not directly comparable to such measures for 2007 periods.  White Mountains’ pre-tax income for the quarter included $54 million of net unrealized investment losses and $5 million of net realized investment losses, compared to $89 million of net realized investment gains in the second quarter of last year. White Mountains’ pre-tax income (loss) for the first six months included $159 million of net unrealized investment losses and $18 million of net realized investment losses, compared to $163 million of net realized investment gains in the first six months of last year.

Additional Information

White Mountains is a Bermuda-domiciled financial services holding company traded on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol WTM. Additional financial information and other items of interest are available at the Company’s website located at www.whitemountains.com. The Company expects to file its Form 10-Q with the Securities and Exchange Commission on or before August 11, 2008 and urges shareholders to refer to that document for more complete information concerning White Mountains’ financial results.

Regulation G

This earnings release includes three non-GAAP financial measures that have been reconciled to their most comparable GAAP financial measures.  White Mountains believes these measures to be more relevant than comparable GAAP measures in evaluating White Mountains’ financial performance.

Adjusted comprehensive net income is a non-GAAP financial measure that excludes the change in net unrealized gains and losses from Symetra’s fixed maturity portfolio from comprehensive net income.  The reconciliation of adjusted comprehensive net income to comprehensive net income is included on page 8.

Adjusted book value per share is a non-GAAP measure which is derived by expanding the GAAP book value per share calculation to exclude net unrealized gains/(losses) from Symetra’s fixed maturity portfolio.  In addition, the number of common shares outstanding used in the calculation of adjusted book value per share are adjusted to exclude unearned shares of restricted stock representative of the proportion of unamortized compensation cost at the date of the calculation to the value of the restricted stock on the date of issuance. The reconciliation of adjusted book value per share to book value per share is included on page 7.

During the second quarter of 2008, White Mountains changed its principal financial reporting measure from “fully diluted tangible book value per share” to “adjusted book value per share”.  Fully diluted tangible book value per share is a non-GAAP measure that differs from adjusted book value per share by excluding goodwill and other intangible assets. The change from fully diluted tangible book value per share to adjusted book value per share has been presented retroactively for all periods.  As a result of the change, goodwill and other intangible assets are included in the calculation for all periods presented.  For periods ended March 31, 2008 and prior, the Company had not recorded any significant intangible assets other than goodwill. The goodwill, which primarily relates to the FIN 46 consolidation of the Company’s investment in the Tuckerman Funds, was $34.4 million, $34.0 million, $30.4 million and $28.4 million as of June 30, 2008, March 31, 2008, December 31, 2007 and June 30, 2007, respectively. The inclusion of goodwill in adjusted book value per share did not have a significant effect on the calculation of growth per share for any periods presented.

Adjusted book value per common share at OneBeacon is a non-GAAP financial measure which is derived by excluding the impact of economically defeasing OneBeacon’s mandatorily redeemable preferred stock from book value per common share, the most closely comparable GAAP measure. Management believes that adjusted book value per common share is a useful supplement to understanding OneBeacon’s earnings and profitability. A reconciliation of OneBeacon’s book value per common share to OneBeacon’s adjusted book value per common share follows:

(millions, except per share amounts)	June 30, 2008	Mar. 31, 2008	Dec. 31, 2007	June 30, 2007
OneBeacon book value per share numerators:
OneBeacon common shareholders’ equity	$1,609.1	$1,613.0	$1,906.5	$1,861.3
Remaining accretion of subsidiary preferred stock to face value	—	(11.1)	(21.6)	(40.8)
Adjusted OneBeacon common shareholders’ equity	$1,609.1	$1,601.9	$1,884.9	$1,820.5
OneBeacon common shares outstanding	95.5	96.0	98.5	100.0
OneBeacon book value per common share	$16.85	$16.80	$19.36	$18.61
OneBeacon adjusted book value per common share	$16.85	$16.69	$19.14	$18.21

Growth in adjusted book value per common share in the quarter (1)	2.2%

Growth in adjusted book value per common share for the last twelve months (1)	8.3%

(1)     Includes $.21 dividend per common share paid quarterly beginning in March 2007 and a special dividend of $2.03 per common share paid in March 2008.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This earnings release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, included or referenced in this release which address activities, events or developments which we expect or anticipate will or may occur in the future are forward-looking statements.  The words “will,” “believe,” “intend,” “expect,” “anticipate,” “project,” “estimate,” “predict” and similar expressions are also intended to identify forward-looking statements.  These forward-looking statements include, among others, statements with respect to White Mountains’:

•                        growth in book value per share or return on equity;

•                        business strategy;

•                        financial and operating targets or plans;

•                        incurred losses and the adequacy of its loss and loss adjustment expense reserves and related reinsurance;

•                        projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

•                        expansion and growth of our business and operations; and

•                        future capital expenditures.

These statements are based on certain assumptions and analyses made by White Mountains in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations, including:

•                        the risks associated with Item 1A of White Mountains’ 2007 Annual Report on Form 10-K;

•                        claims arising from catastrophic events, such as hurricanes, earthquakes, floods or terrorist attacks;

•                        the continued availability of capital and financing;

•                        general economic, market or business conditions;

•                        business opportunities (or lack thereof) that may be presented to it and pursued;

•                        competitive forces, including the conduct of other property and casualty insurers and reinsurers;

•                        changes in domestic or foreign laws or regulations, or their interpretation, applicable to White Mountains, its competitors or its clients;

•                        an economic downturn or other economic conditions adversely affecting its financial position;

•                        recorded loss reserves subsequently proving to have been inadequate;

•                        other factors, most of which are beyond White Mountains’ control.

Consequently, all of the forward-looking statements made in this earnings release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by White Mountains will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, White Mountains or its business or operations.  White Mountains assumes no obligation to publicly update any such forward-looking statements, whether as a result of new information, future events or otherwise.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(millions, except share amounts)

(Unaudited)

	June 30,	December 31,	June 30,
	2008	2007	2007
Assets
Fixed maturity investments	$6,846.4	$7,371.5	$7,524.9
Common equity securities	1,620.6	1,550.7	1,402.7
Short-term investments	1,988.0	1,327.3	1,152.9
Other investments	666.5	603.3	558.5
Convertible fixed maturity investments	414.6	490.6	544.7
Investments held in trust	—	305.6	312.0
Total investments	11,536.1	11,649.0	11,495.7

Reinsurance recoverable on unpaid losses	3,327.6	3,467.9	3,693.2
Reinsurance recoverable on paid losses	41.2	59.5	57.7
Funds held by ceding companies	221.0	231.1	366.7
Insurance and reinsurance premiums receivable	953.3	877.0	1,007.3
Securities lending collateral	474.9	661.6	554.0
Investments in unconsolidated affiliates	289.0	406.3	381.0
Deferred acquisition costs	338.4	326.0	351.6
Ceded unearned premiums	158.8	123.1	130.9
Value of acquired business in force - AFI	48.8	—	—
Accounts receivable on unsettled investment sales	36.5	201.1	24.3
Goodwill	34.4	30.4	28.4
Other assets	1,243.8	1,072.6	1,093.5
Total assets	$18,703.8	$19,105.6	$19,184.3

Liabilities

Loss and loss adjustment expense reserves	$7,946.4	$8,062.1	$8,364.7
Unearned insurance and reinsurance premiums	1,760.3	1,605.2	1,735.7
Debt	1,520.6	1,192.9	1,183.6
Securities lending payable	476.3	661.6	554.0
Deferred tax liability	453.8	353.2	312.0
Preferred stock subject to mandatory redemption	—	278.4	259.2
Ceded reinsurance payable	88.4	124.8	125.4
Funds held under reinsurance treaties	76.0	103.0	110.4
Accounts payable on unsettled investment purchases	72.8	46.4	32.0
Other liabilities	963.2	1,097.2	1,044.4
Total liabilities	13,357.8	13,524.8	13,721.4

Minority interest - OneBeacon Insurance Group, Ltd.	400.0	517.2	526.0
Minority interest - White Mountains Re Group, Ltd. Preference Shares	250.0	250.0	250.0
Minority interest - consolidated limited partnerships	98.7	100.2	111.6

Total minority interest	748.7	867.4	887.6

Common Shareholders’ Equity

Common shares and paid-in surplus	1,701.7	1,691.2	1,731.9
Retained earnings	2,802.2	2,718.5	2,647.5
Accumulated other comprehensive income (loss), after tax:
Net unrealized gains on investments	—	208.9	177.1
Equity in unrealized (losses) gains from investments in unconsolidated affiliates	(1.1)	3.7	5.4
Equity in net unrealized losses from Symetra’s fixed maturity portfolio	(65.3)	(5.6)	(38.5)
Net unrealized foreign currency translation gains and other	159.8	96.7	51.9
Total common shareholders’ equity	4,597.3	4,713.4	4,575.3

Total liabilities, minority interest and common shareholders’ equity	$18,703.8	$19,105.6	$19,184.3

Common shares outstanding (000’s)	10,552	10,554	10,843
Common and equivalent shares outstanding (000’s)	10,513	10,517	10,806

(more)

WHITE MOUNTAINS INSURANCE GROUP, LTD.

ADJUSTED BOOK VALUE PER COMMON AND EQUIVALENT SHARE

(Unaudited)

	June 30,	March 31,		December 31,		June 30,
	2008	2008		2007		2007
Book value per share numerators (in millions):

Common shareholders’ equity	$4,597.3	$4,679.2		$4,713.4		$4,575.3
Benefits to be received from share obligations under employee benefit plans	1.5	1.5		1.7		2.3
Remaining adjustment of preferred stock subj. to mandatory redemption to face value	—	(8.3	)(1)	(15.8	)(1)	(29.3	)(1)
Book value per share numerator	4,598.8	4,672.4		4,699.3		4,548.3
Equity in net unrealized losses from Symetra’s fixed maturity portfolio	65.3	26.3		5.6		38.5
Adjusted book value per common and equivalent share numerator	$4,664.1	$4,698.7		$4,704.9		$4,586.8

Book value per share denominators (in thousands of shares):

Common Shares outstanding	10,552.4	10,570.2		10,553.6		10,842.6
Share obligations under employee benefits plans	8.7	8.7		9.9		14.4
Book value per share denominator	10,561.1	10,578.9		10,563.5		10,857.0
Unearned restricted shares	(47.8)	(50.4)		(46.5)		(50.6)
Adjusted book value per common and equivalent share denominator	10,513.3	10,528.5		10,517.0		10,806.4

Book value per common and equivalent share	$435.45	$441.67		$444.86		$420.90
Adjusted book value per common and equivalent share	$443.64	$446.28		$447.36		$424.45

(1)

Remaining adjustment of subsidiary preferred stock to face value, which is representative of White Mountains’ ownership interest in OneBeacon Insurance Group, Ltd. of 74.7% as of March 31, 2008, 72.9% as of December 31, 2007, and 71.7% as of June 30, 2007.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(millions, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues:
Earned insurance and reinsurance premiums	$921.7	$960.7	$1,850.8	$1,898.7
Net investment income	111.7	126.7	228.5	244.7
Net realized investment (losses) gains	(4.9)	89.1	(17.9)	163.0
Net unrealized investment loss	(54.2)	—	(159.2)	—
Other revenue	64.9	34.1	74.9	70.3
Total revenues	1,039.2	1,210.6	1,977.1	2,376.7
Expenses:
Loss and loss adjustment expenses	632.7	592.1	1,271.4	1,205.4
Insurance and reinsurance acquisition expenses	178.8	203.6	365.5	396.2
Other underwriting expenses	127.4	136.2	244.2	273.9
General and administrative expenses	57.8	62.4	116.0	115.3
Accretion of fair value adjustment to loss and loss adjustment expense reserves	4.1	5.5	8.3	10.6
Interest expense on debt	21.7	18.3	41.1	35.1
Interest expense - dividends on preferred stock subject to mandatory redemption	4.7	7.5	11.8	15.1
Interest expense - accretion on preferred stock subject to mandatory redemption	11.1	8.8	21.6	17.0
Total expenses	1,038.3	1,034.4	2,079.9	2,068.6
Pre-tax income (loss)	.9	176.2	(102.8)	308.1
Income tax benefit (provision)	3.4	(55.8)	36.3	(87.0)
(Loss) income before equity in earnings of unconsolidated affiliates, extraordinary item, and minority interest	4.3	120.4	(66.5)	221.1
Equity in earnings of unconsolidated affiliates	6.0	8.6	6.4	19.1
Excess of fair value of acquired assets over cost	—	—	4.2	—
Minority interest	(19.5)	(26.4)	(10.1)	(45.4)
Net (loss) income	(9.2)	102.6	(66.0)	194.8
Change in net unrealized losses on investments	—	(30.8)	—	(16.6)
Change in equity in net unrealized losses from investments in unconsolidated affiliates	(40.5)	(39.9)	(61.0)	(33.4)
Change in foreign currency translation and other	(6.6)	17.9	50.2	14.1
Comprehensive net (loss) income	(56.3)	49.8	(76.8)	158.9
Change in net unrealized losses from Symetra’s fixed maturity portfolio	39.0	40.3	59.7	34.4
Adjusted comprehensive net (loss) income	$(17.3)	$90.1	$(17.1)	$193.3

Basic (loss) earnings per share	$(.87)	$9.51	$(6.27)	$18.07

Diluted (loss) earnings per share	$(.87)	$9.49	$(6.27)	$18.03

Dividends declared and paid per common share	$2.00	$2.00	$4.00	$4.00

WHITE MOUNTAINS INSURANCE GROUP, LTD.

YTD SEGMENT INCOME STATEMENTS

(in millions)

(Unaudited)

For the Six Months Ended June 30, 2008

	OneBeacon	WMRe	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$919.1	$513.7	$418.0	$—	$1,850.8
Net investment income	94.7	97.9	16.4	19.5	228.5
Net realized investment gains (losses)	2.0	(9.1)	(1.9)	(8.9)	(17.9)
Net unrealized investment losses	(60.0)	(81.9)	(10.4)	(6.9)	(159.2)
Other revenue (expense)	6.2	(5.4)	15.8	58.3	74.9

Total revenues	962.0	515.2	437.9	62.0	1,977.1
Expenses:
Loss and loss adjustment expenses	575.3	369.7	327.1	(.7)	1,271.4
Insurance and reinsurance acquisition expenses	169.0	106.8	89.7	—	365.5
Other underwriting expenses	149.3	56.0	37.6	1.3	244.2
General and administrative expenses	10.3	9.0	10.7	81.3	111.3
Amortization of Answer Financial purchase accounting adjustments	—	—	4.7	—	4.7
Accretion of fair value adjustment to loss and lae reserves	6.0	2.3	—	—	8.3
Interest expense on debt	22.9	13.9	.4	3.9	41.1
Interest expense - dividends on preferred stock	11.8	—	—	—	11.8
Interest expense - accretion on preferred stock	21.6	—	—	—	21.6

Total expenses	966.2	557.7	470.2	85.8	2,079.9

Pre-tax loss	$(4.2)	$(42.5)	$(32.3)	$(23.8)	$(102.8)

For the Six Months Ended June 30, 2007

	OneBeacon	WMRe	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$933.9	$605.1	$359.7	$—	$1,898.7
Net investment income	105.2	101.1	13.6	24.8	244.7
Net realized investment gains	112.0	42.1	2.5	6.4	163.0
Other revenue	5.5	(5.5)	6.1	64.2	70.3

Total revenues	1,156.6	742.8	381.9	95.4	2,376.7
Expenses:
Loss and loss adjustment expenses	571.3	367.4	277.4	(10.7)	1,205.4
Insurance and reinsurance acquisition expenses	156.6	144.6	95.0	—	396.2
Other underwriting expenses	180.5	61.2	30.6	1.6	273.9
General and administrative expenses	5.1	16.2	.2	93.8	115.3
Accretion of fair value adjustment to loss and lae reserves	8.0	2.6	—	—	10.6
Interest expense on debt	22.7	8.0	—	4.4	35.1
Interest expense - dividends on preferred stock	15.1	—	—	—	15.1
Interest expense - accretion on preferred stock	17.0	—	—	—	17.0

Total expenses	976.3	600.0	403.2	89.1	2,068.6

Pre-tax income (loss)	$180.3	$142.8	$(21.3)	$6.3	$308.1

WHITE MOUNTAINS INSURANCE GROUP, LTD.

QTD SEGMENT INCOME STATEMENTS

(in millions)

(Unaudited)

For the Three Months Ended June 30, 2008

	OneBeacon	WMRe	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$463.8	$246.9	$211.0	$—	$921.7
Net investment income	44.6	47.4	8.5	11.2	111.7
Net realized investment (losses) gains	(1.7)	3.1	(.4)	(5.9)	(4.9)
Net unrealized investment losses	(.9)	(41.6)	(4.8)	(6.9)	(54.2)
Other revenue	2.6	7.5	12.7	42.1	64.9

Total revenues	508.4	263.3	227.0	40.5	1,039.2
Expenses:
Loss and loss adjustment expenses	274.4	201.5	158.7	(1.9)	632.7
Insurance and reinsurance acquisition expenses	84.3	51.2	43.3	—	178.8
Other underwriting expenses	79.2	29.0	18.6	.6	127.4
General and administrative expenses	5.9	3.9	10.1	33.2	53.1
Amortization of Answer Financial purchase accounting adjustments	—	—	4.7	—	4.7
Accretion of fair value adjustment to loss and lae reserves	3.0	1.1	—	—	4.1
Interest expense on debt	11.4	7.0	.4	2.9	21.7
Interest expense - dividends on preferred stock	4.7	—	—	—	4.7
Interest expense - accretion on preferred stock	11.1	—	—	—	11.1

Total expenses	474.0	293.7	235.8	34.8	1,038.3

Pre-tax income (loss)	$34.4	$(30.4)	$(8.8)	$5.7	$0.9

For the Three Months Ended June 30, 2007

	OneBeacon	WMRe	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$465.0	$306.8	$188.9	$—	$960.7
Net investment income	54.6	53.0	7.4	11.7	126.7
Net realized investment gains	57.1	22.2	1.5	8.3	89.1
Other revenue	2.4	(1.9)	3.1	30.5	34.1

Total revenues	579.1	380.1	200.9	50.5	1,210.6
Expenses:
Loss and loss adjustment expenses	283.1	172.8	147.1	(10.9)	592.1
Insurance and reinsurance acquisition expenses	78.3	75.0	50.3	—	203.6
Other underwriting expenses	89.6	29.9	15.9	.8	136.2
General and administrative expenses	2.7	9.6	.1	50.0	62.4
Accretion of fair value adjustment to loss and lae reserves	4.0	1.5	—	—	5.5
Interest expense on debt	11.3	6.8	—	.2	18.3
Interest expense - dividends on preferred stock	7.5	—	—	—	7.5
Interest expense - accretion on preferred stock	8.8	—	—	—	8.8

Total expenses	485.3	295.6	213.4	40.1	1,034.4

Pre-tax income (loss)	$93.8	$84.5	$(12.5)	$10.4	$176.2

WHITE MOUNTAINS INSURANCE GROUP, LTD.

SUMMARY OF GAAP RATIOS AND PREMIUMS

(Unaudited)

	OneBeacon				OneBeacon
	Three Months Ended June 30, 2008				Six Months Ended June 30, 2008
	Specialty	Commercial	Personal	Total (1)	Specialty	Commercial	Personal	Total (1)
GAAP Ratios
Loss and LAE	49%	54%	65%	59%	53%	63%	65%	63%
Expense	37%	36%	33%	35%	34%	37%	32%	34%
Total GAAP Combined	86%	90%	98%	94%	87%	100%	97%	97%
Dollars in millions
Net written premiums	$158.6	$202.2	$168.9	$529.6	$269.5	$371.9	$313.6	$955.3
Earned premiums	$119.4	$182.7	$161.7	$463.8	$229.8	$363.7	$325.3	$919.1

	Three Months Ended June 30, 2007				Six Months Ended June 30, 2007
OneBeacon	Specialty	Commercial	Personal	Total (1)	Specialty	Commercial	Personal	Total (1)
GAAP Ratios
Loss and LAE	57%	57%	63%	61%	57%	56%	64%	61%
Expense	31%	38%	36%	36%	31%	38%	37%	36%
Total Combined	88%	95%	99%	97%	88%	94%	101%	97%
Dollars in millions
Net written premiums	$109.1	$195.3	$180.4	$484.8	$205.1	$366.6	$353.2	$925.1
Earned premiums	$107.4	$177.1	$180.5	$465.0	$213.8	$349.7	$370.3	$933.9

	White Mountains Re		Esurance		White Mountains Re		Esurance
	Three Months Ended June 30,		Three Months Ended June 30,		Six Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007	2008	2007	2008	2007
GAAP Ratios
Loss and LAE	82%	56%	75%	78%	72%	61%	78%	77%
Expense	32%	34%	30%	35%	32%	34%	31%	35%
Total Combined	114%	90%	105%	113%	104%	95%	109%	112%
Dollars in millions
Gross written premiums	$241.5	$312.9	$198.5	$186.8	$688.4	$811.8	$429.7	$395.6
Net written premiums	$215.3	$279.4	$197.7	$185.7	$574.9	$683.0	$428.0	$393.4
Earned premiums	$246.9	$306.8	$211.0	$188.9	$513.7	$605.1	$418.0	$359.7

(1) Includes results from runoff operations.

(end)